You Know Our Name.
Do You Know About Our Convenient Stock Purchase Program?



Verizon Communications Inc. is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. A Dow 30 company, Verizon generated consolidated operating revenues of more than $88 billion during 2006.

Verizon's Direct Invest Plan is a convenient and low-cost way to purchase Verizon common stock directly from Verizon.

- If you currently hold shares of Verizon in certificate form, you can send your certificates to Verizon and have your shares held electronically at no charge. Once your shares are held electronically, you can manage your account online.
- You can establish an individual retirement account to hold your shares of Verizon common stock through the Direct Invest Plan.

call 1-877-225-0114

www.verizon.com/investor

verizon

Verizon Communications Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Verizon has filed with the SEC for more complete information about Verizon and this offering. You may get these documents free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, to receive a prospectus and enrollment form, call 877-225-0114 or visit Verizon's web site at www.verizon.com/investor.